Expert Software, Inc. Announces
                      Preliminary Fourth-Quarter Results


CORAL GABLES, Fla. -- January 28, 1998 -- Expert Software, Inc. (Nasdaq:
XPRT) today announced it expects to report net sales of approximately $9.1 million for the fourth quarter, compared to $8.2 million for the fourth quarter of 1996. The company also expects to report a profit for the fourth quarter of $.04 per share, compared to $.04 per share for the fourth quarter of 1996.

The Company's balance sheet continued to improve. An increase in working capital is anticipated and there is no outstanding debt. Cash balances increased during the quarter to $5.7 million.

Expert noted that net sales and profits for the fourth quarter, which were lower than expected by industry analysts, were adversely affected by significantly lower McDonaldland software net sales than anticipated.

Expert CEO Ken Currier said the performance of the McDonaldland series of software products introduced in the third quarter did not meet sales expectations and the Company has increased its reserves in anticipation of higher product returns than usually experienced by the Company's other
brands.   Higher marketing costs were also incurred as the products were supported during the quarter with sales promotions and media advertising.

The Company will continue to work with McDonald's in testing marketing plans for the brand. This includes a test market of product sales in McDonald's restaurants and other direct-to- consumer marketing.

These statements regarding estimated results are preliminary. The Company expects to announce its actual results for the year and fourth quarter of 1997 on February 11, 1998.

The Company has engaged Piper Jaffray Inc., to serve as the Company's financial advisor and assist the Company in assessing its strategic alternatives to enhance shareholder value.

Expert Software Inc. is a leading developer and  publisher of over 120
high-quality, value-priced software titles.   The Company specializes in
sophisticated yet easy-to-use programs addressing a broad array of everyday consumer interests, including entertainment, education, lifestyle, productivity and small office/home office. Over 25 million units of Expert products have been sold, including Home Design 3D(r), Landscape Design 3D(r) and Astronomer(tm). Recently, the Expert Software family of brands has expanded to include McDonaldland(r) Software for Kids, titles from the popular Sega PC Collection(tm), Bicycle(r) Card Games and the Gamers Choice(tm) Line of classic games. Expert Software can be found on the World Wide Web at http://www.expertsoftware.com.

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             Expert Software, Inc. Announces Preliminary Fourth-Quarter Results
                                                               January 28, 1998
                                                                         Page 2



Marks mentioned above are trademarks or tradenames of Expert Software, Inc., except Bicycle(r), which is a trademark of The United States Playing Card Company, McDonaldland(r) which is a trademark of McDonald's Corporation, and Sega(r), Sega PC Collection(tm), Sonic's CD, Sonic Schoolhouse, Daytona USA and
Virtua Fighter are trademarks of Sega.   Sega Entertainment, Inc. was formed
through a joint venture between Sega of America and SOFTBANK Holdings, Inc.

                                    # # # #


This press release contains forward looking statements. Certain factors could cause actual results to differ materially from those implied or anticipated by the statements made above. These include, but are not limited to, results of the company's annual audit, consolidation of the market, anticipated growth in the consumer software and personal computer market, new product releases and upgrades by the Company and its competitors, evolving distribution channels, competition for retail space, consumer
confidence levels and other factors.   Additional information on these and
other factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K, 1996 Annual Report and in other documents on file with the Securities and Exchange Commission.


For more information contact::
Charles H. Murphy, 305-569-1205
Chief Financial Officer
charles_murphy@expertsw.com